Bekaert ECD Solar Systems LLC
                    Consolidated Financial Statements as of
                    December 31, 2001 and 2000, and for the
                       Year Ended December 31, 2001, and
                          Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


Board of Directors
Bekaert ECD Solar Systems LLC
Auburn Hills, Michigan

We have audited the accompanying consolidated balance sheets of Bekaert ECD Solar Systems LLC and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


January 30, 2002

                          BEKAERT ECD SOLAR SYSTEMS LLC

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                                     ASSETS
                                     ------

                                                           December 31,
                                                       2001            2000
                                                   ------------    ------------
CURRENT ASSETS:
   Cash and cash equivalents                       $ 18,002,411    $ 10,923,569
   Accounts receivable, net (Notes A and E)           4,644,085       1,307,394
   Advances to ECD (Note E)                              47,566       4,524,392
   Advance royalty to ECD - current (Note E)          1,250,000         930,556
   Inventories, net (Note A)                          6,925,319       7,915,603
   Prepaid expenses                                     817,745         166,551
   Interest receivable                                   -               26,802
   Other                                                 52,374          37,126
                                                   ------------    ------------
          TOTAL CURRENT ASSETS                       31,739,500      25,831,993

PROPERTY, PLANT AND EQUIPMENT (Notes A and D):
   Building and Leasehold improvements               10,769,699         513,832
   Machinery and other equipment                        546,580          81,388
   Construction in progress                          58,317,801       6,422,872
   Less:  Accumulated depreciation                     (566,241)        (37,879)
                                                   ------------    ------------
NET PROPERTY, PLANT AND EQUIPMENT                    69,067,839       6,980,213

ADVANCE ROYALTY TO ECD - NON-CURRENT
   (Notes A and E)                                   18,777,778      20,027,777

OTHER ASSETS (Note D)                                10,887,025          47,548
                                                   ------------    ------------
          TOTAL ASSETS                             $130,472,142    $ 52,887,531
                                                   ============    ============


See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------
                         LIABILITIES AND MEMBERS' EQUITY
                         -------------------------------


                                                           December 31,
                                                       2001            2000
                                                   ------------    ------------
CURRENT LIABILITIES:
   Accounts payable - ECD (Note E)                 $ 17,010,785    $  3,104,095
   Accounts payable - United Solar (Note E)              -            4,568,711
   Accounts payable (Note E)                          3,078,139       3,594,738
   Accrued expenses                                     424,792         307,025
   Salaries, wages and amounts withheld
      from employees                                    449,870         106,511
   Note Payable - United Solar (Note E)               4,672,052          -
   Current portion of capital lease obligations       2,669,262          -
                                                   ------------    ------------
            TOTAL CURRENT LIABILITIES                28,304,900      11,681,080

LONG TERM LIABILITIES:
   Note Payable - ECD (Note E)                       10,583,447       9,938,897
   Capital Lease Obligations (Note D)                39,163,535          -
                                                   ------------    ------------
            TOTAL LIABILITIES                        78,051,882      21,619,977

MINORITY INTEREST                                        19,978          22,595

MEMBERS' EQUITY:
   Members' interest (Note A)                        65,056,000      35,056,000
   Accumulated other comprehensive income               139,684          79,108
   Accumulated deficit                              (12,795,402)     (3,890,149)
                                                   ------------    ------------
            TOTAL MEMBERS' EQUITY                    52,400,282      31,244,959
                                                   ------------    ------------
            TOTAL LIABILITIES & MEMBERS'
                       EQUITY                      $130,472,142    $ 52,887,531
                                                   ============    ============


See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       -----------------------------------
                          Year Ended December 31, 2001


REVENUES:
   Product sales (Notes A and F)                               $  13,658,914
   Contract revenues (Notes A and F)                               1,187,425
                                                               -------------
        TOTAL REVENUES                                            14,846,339

EXPENSES:
   Cost of product sales (Note A)                                 15,728,730
   Cost of contract revenues                                         983,183
   Royalty expense (Notes A and E)                                 1,143,223
   Operating, general and administrative                           4,733,651
                                                               -------------
        TOTAL EXPENSES                                            22,588,787
                                                               -------------

LOSS FROM OPERATIONS                                              (7,742,448)

OTHER (EXPENSE) INCOME:
   Interest expense                                               (1,573,250)
   Interest income                                                   354,552
   Rental income (Note D)                                             33,600
   Other non-operating income, net                                    19,676
   Minority interest                                                   2,617
                                                               -------------
        TOTAL OTHER (EXPENSE) INCOME                              (1,162,805)
                                                               -------------
        NET LOSS                                               $  (8,905,253)
                                                               =============

See notes to consolidated financial statements.

                         BEKAERT ECD SOLAR SYSTEMS LLC
               CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (NOTE A)
               --------------------------------------------------
                          Year Ended December 31, 2001



                                                                          Accumulated
                                                        Members'      Other Comprehensive  Accumulated
                                                        Interest            Income           Deficit       Total

Balance at December 31, 2000                            $35,056,000       $ 79,108         $ (3,890,149)   $31,244,959

Net loss                                                                                     (8,905,253)    (8,905,253)

Other comprehensive income - translation gain (Note A)                      60,576                              60,576
                                                                                                           -----------
      Total comprehensive income                                                                            (8,844,677)

Issuance of Members' shares                              30,000,000                                         30,000,000
                                                        -----------       --------         ------------    -----------
Balance at December 31, 2001                            $65,056,000       $139,684         $(12,795,402)   $52,400,282
                                                        ===========       ========         ============    ===========

See notes to consolidated financial statements.

                           BEKAERT ECD SOLAR SYSTEMS LLC

                       CONSOLIDATED STATEMENT OF CASH FLOWS
                       ------------------------------------
                          Year Ended December 31, 2001


OPERATING ACTIVITIES:
   Net loss                                                       $ (8,905,253)
   Adjustments to reconcile net loss to net
      cash (used in) provided by operating activities:
         Depreciation expense                                          526,644
         Minority interest                                              (2,617)
         Non-cash interest expense                                     644,550
         Non-cash royalty expense - ECD                                930,556
   Changes in working capital:
         Accounts receivable, net                                   (3,336,691)
         Inventories, net                                              990,284
         Prepaid expenses                                             (651,194)
         Interest receivable                                            26,802
         Other assets                                                 (536,285)
         Accounts payable and accrued expenses,
           including salaries and wages                                (55,473)
         Accounts payable - United Solar                               103,341
                                                                  ------------
NET CASH USED IN OPERATING ACTIVITIES                              (10,265,336)
                                                                  ------------

INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                      (34,232,195)
                                                                  ------------
NET CASH USED IN INVESTING ACTIVITIES                              (34,232,195)
                                                                  ------------
FINANCING ACTIVITIES:
   Proceeds from issuance of Members' shares                        30,000,000
   Net proceeds under sale and leaseback agreement (Note D)         21,720,000
   Repayment of capital lease obligation                              (204,203)
                                                                  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           51,515,797

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 60,576
                                                                  ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                            7,078,842

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      10,923,569
                                                                  ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 18,002,411
                                                                  ============
CASH PAID FOR INTEREST                                            $    914,711
                                                                  ============

See notes to consolidated financial statements.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


Note A - Summary of Accounting Policies
---------------------------------------
Nature of Business
------------------

      In April 2000, Bekaert ECD Solar Systems LLC ("Bekaert ECD" or the "Company") was incorporated in the State of Delaware to fulfill the objectives of a strategic alliance among Energy Conversion Devices, Inc. ("ECD"), Bekaert Corporation ("Bekaert") and United Solar Systems Corporation ("United Solar"), a subsidiary of ECD, in the field of photovoltaic (solar) products. In return for 60% and 40% equity interests in the Company, respectively, Bekaert and United Solar invested $42 million ($12 million in cash during 2000 and $30 million in cash during 2001) and $28 million ($23 million in cash and other assets, including its 99.9% interest in United Solar Systems de Mexico, S.A. de C.V. ("United Solar de Mexico"), a maquiladora (assembly) operation in Tijuana, Mexico, and $5 million in the form of a demand promissory note to be paid to the Company on an as needed basis), respectively, in the Company.

      The amounts invested by Bekaert and United Solar are being used to fund construction of a new manufacturing facility with an annual capacity of 25 megawatts ("MW"), which is being designed and built by ECD.

      In September 2000, N.V. Bekaert ECD Solar Systems Europe ("Bekaert ECD - Europe"), a limited liability company (LLC), was incorporated in Belgium to function as the Company's sole marketing arm in Europe and also to play a key role in North African and middle-eastern countries contiguous to Europe. The Company invested $391,680 (450,000 euros) for a 90% equity interest in Bekaert ECD - Europe. The remaining 10% of Bekaert ECD - Europe is owned by United Solar.

Financial Statement Presentation and Principles of Consolidation
----------------------------------------------------------------

      In preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. The Company is impacted by other factors such as the continued receipt of contracts, its ability to protect and maintain the proprietary nature of its technology and its continued product and technological advances, and its ability to successfully commercialize its products and technologies. The financial statements of the Company include the accounts of United Solar Systems de Mexico and Bekaert ECD - Europe. Upon consolidation, all intercompany accounts and transactions are eliminated.

Reclassifications
-----------------

      Certain prior year amounts have been reclassified to conform with the 2001 presentation.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


Cash Equivalents
----------------

      Cash equivalents consist of investments in short-term, highly liquid securities having a maturity of three months or less from the date of acquisition.

Financial Instruments
---------------------

      The Company considers the carrying value of its financial instruments to be a reasonable estimate of fair value, except for the Advance Royalty to ECD, which has been recorded at its present value.

Royalty Expense
---------------

      The Company is responsible for payment of royalties to B.P. Solar at the rate of 3% of the first $25 million of annual net sales of certain photovoltaic products, 2% of the next $100 million of net annual sales, and 1% of the annual net sales above $125 million, which expires in 2003. Royalty expense under this agreement was $212,667 for the year ended December 31, 2001. In addition, the Company expensed $930,556 for the year ended December 31, 2001, as royalty for payments due under a license agreement with ECD, as fully described in Note E.

Defined Contribution Pension Plan
---------------------------------

      The Company has established a 401(k) pension plan for all full-time employees, which allows eligible participants to contribute up to 15% of their gross wages. The Company provides a matching contribution of 50% of employee contributions, which was limited to 4% of gross wages for the year ended December 31, 2001. The Company's expense for contributions under the plan for the year ended December 31, 2001 was $9,866.

Accounts Receivable
-------------------

      The following tabulation shows the component elements of accounts receivable:

                                            December 31,
                                         2001           2000
                                      ----------     ----------

      Commercial Customers            $1,864,129     $1,248,518
      Unbilled                         2,779,956         10,591
      U.S. Government                     -              48,285
                                      ----------     ----------
            Total                     $4,644,085     $1,307,394
                                      ==========     ==========

      The Company recorded an allowance for doubtful accounts of $45,911 as of December 31, 2001. No allowance for doubtful accounts was recorded as of December 31, 2000. Refer to Note E for details regarding related party accounts receivable.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


Inventories
-----------

      Inventories are stated at the lower of cost or market. Cost is determined using standard costs, which approximate the first-in, first-out (FIFO) method.

                                             December 31,
                                         2001           2000
                                      ----------     ----------

      Work in process                 $1,112,619     $1,238,309
      Raw materials                    2,481,925      2,843,065
      Finished goods                   3,330,775      3,834,229
                                      ----------     ----------
         Total                        $6,925,319     $7,915,603
                                      ==========     ==========

Property, Plant and Equipment
-----------------------------

      Machinery and equipment are stated at cost. Depreciation is calculated using the straight-line method over the respective estimated useful lives of the individual assets, which ranges from three to 12.5 years. Construction in progress is stated at cost. Leasehold improvements are stated at cost and are amortized over the lesser of the lease term or the useful life of the asset. Buildings and machinery recorded under capital leases are depreciated over the estimated useful lives of the assets.

      Expenditures for maintenance and repairs are charged to operations. Expenditures for betterments or major renewals are capitalized and are depreciated over their estimated useful lives.

Product Sales
-------------

      The Company sells directly to customers in the United States and other parts of the world, and also to dealers. Further, Bekaert ECD - Europe markets and sells the Company's products to customers in Europe and in countries adjacent to Europe. Sales are recognized upon shipment of product to customers and transfer of title under standard commercial terms.

Cost of Product Sales
---------------------

      The Company uses a standard bill of materials by product for direct materials and standard labor hours by product for direct labor and allocates indirect labor as a percentage of direct labor. Indirect materials and other overhead are allocated to products based on total production.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


Contract Revenues
-----------------

      Contract revenues are recognized on a percentage-of-completion basis which matches the contract revenues to the costs incurred on the project based on the relationship of costs incurred to estimated total project costs.

Recently Issued Accounting Pronouncements
-----------------------------------------

      On January 1, 2001, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as interpreted and amended ("SFAS No. 133"). SFAS No. 133 requires recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. SFAS No. 133 did not have an impact on the Company's financial statements.

      In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires the Company to recognize a liability for any obligations associated with the retirement of a tangible long-lived asset. Any such liability will be recorded at fair value and will be initially offset by an increase to the carrying amount of the related long-lived asset. This statement will be effective for the Company for the fiscal year ended December 31, 2003 and the Company is in the process of completing its analysis of this statement.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as well as certain provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The main objective of this statement is to resolve implementation issues related to SFAS No. 121 by further clarifying certain of its provisions. SFAS No. 144 removes goodwill from its scope and establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities. Other provisions of the statement include more stringent requirements for classifying assets available for disposal and expanding the scope of activities that will require discontinued operations reporting. The Company will adopt this statement for the year ending December 31, 2002. The adoption of this statement is not expected to have a material effect on the Company's results of operations or financial position.

Foreign Currency Translation
----------------------------

      The financial position and results of operations of the Company's foreign operations are measured using the local currency as the functional currency. Revenues and expenses are translated at average exchange rates during the year and assets and liabilities are translated at current exchange rates at the balance sheet date. Translation adjustments are reflected in accumulated other comprehensive income, as a separate component of members' equity.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


Note B - Concentrations of Credit Risk
--------------------------------------

      The Company enters into agreements with a relatively small number of customers. The Company has a major customer that represents 23.5% of total revenue for the year ended December 31, 2001.

Note C - Operating Leases
-------------------------

      The Company's subsidiary, United Solar de Mexico, has a noncancelable operating lease for its facility in Tijuana, Mexico. This lease will expire in February 2006, unless renewed.

      Rental expense for the year ended December 31, 2001 amounted to $391,482.

      At December 31, 2001, future minimum lease payments under noncancelable operating leases are as follows:


                     2002                $  384,981
                     2003                   393,981
                     2004                   405,801
                     2005                   417,975
                     2006 and thereafter     71,752
                                         ----------
                        Total            $1,674,490
                                         ==========

Note D - Capital Leases
-----------------------

Sale Leaseback Transaction

      In December 2001, the Company entered into a master sale and leaseback agreement whereby it will sell and leaseback certain 25 MW production equipment, as described in Note A, with an estimated ending book value of $59,000,000 to LaSalle National Leasing Corporation ("LaSalle"). The Company will make a series of borrowings under this agreement, each treated as a separate lease transaction with a term of 84 months. The first borrowing under the agreement was made on December 28, 2001 for $32,037,000, with a lease term beginning January 1, 2002. The Company has accounted for this transaction as a financing, and has recorded construction in progress and a related obligation equal to the present value of the minimum lease payments of $32,037,000. Proceeds from the first borrowing were $21,370,000, net of a security deposit of $10,317,000 held by LaSalle for the term of the lease and administrative fees of $350,000.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


      Under the terms of the agreement, the Company will make 84 monthly payments of $269,245 beginning January 1, 2002. Upon expiration of the initial lease term, the Company may purchase the equipment from LaSalle for a specified price or renew the lease for an additional 12 months, after which the Company may return the equipment to LaSalle, renew the lease under new terms or purchase the equipment at its then fair market value. Bekaert N.V., S.A. and ECD are co-guarantors under this sale and leaseback agreement via a letter of credit to the benefit of LaSalle.

Auburn Hills Building Lease

      In April 2001, the Company entered a 15-year lease for a 167,526 square foot corporate facility in Auburn Hills, Michigan. The terms of the lease allow for two renewal terms of 5 years each, subject to certain provisions. The Company has accounted for this transaction as a capital lease, and has recorded a fixed asset and a related capital lease obligation of $10,000,000 equal to the present value of the minimum lease payments.

Sublease to ECD

      In May 2001, the Company entered an agreement with ECD to sublease approximately 7,125 square feet of the Company's leased manufacturing facility in Auburn Hills, Michigan. The term of the sublease began on May 1, 2001 and expires on April 30, 2003. Rental income earned under this sublease was $33,600 for the year ended December 31, 2001. Minimum rentals due under this sublease are $50,400 for 2002 and $16,800 for 2003.

      Future minimum lease payments under the sale leaseback transaction and Auburn Hills Building lease as of December 31, 2001 are as follows:

          2002                                                   $  4,396,921
          2003                                                      4,396,921
          2004                                                      4,472,308
          2005                                                      4,497,437
          2006                                                      4,497,437
          Thereafter                                               33,240,122
                                                                 ------------
              Total minimum lease payments                         55,501,146
          Less amount representing interest                        13,668,349
                                                                 ------------
              Present value of net minimum capital lease payments 41,832,797 Less current maturities of capital lease obligations 2,669,262
                                                                 ------------
          Capital lease obligations, less current maturities     $ 39,163,535
                                                                 ============

Note E - Related Party Transactions
-----------------------------------

      Payroll Expenses and Revenues - Certain of the Company's employees perform work for United Solar. The payroll expenditures for such work are billed directly to United Solar for reimbursement. Payroll expenses and related revenues from United Solar related to this arrangement totaled $599,537 for the year ended December 31, 2001.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


      Accounts Receivable - The Company had accounts receivable of $398,457 and $27,360 from United Solar at December 31, 2001 and 2000, respectively. Accounts receivable from ECD were $17,811 for the year ended December 31, 2001.

      Accounts Payable - The Company had accounts payable of $51,542 and $577,510 to United Solar at December 31, 2001 and 2000, respectively. Accounts payable to Bekaert Corporation were $80,735 and $49,406 at December 31, 2001 and 2000, respectively.

      Accounts Payable to ECD - Represents amounts owed to ECD for the construction of certain 25 MW production equipment. For the year ended December 31, 2001, the Company purchased equipment of $46,937,755 from ECD.

      Advances to ECD - Represents the unamortized portion of a $5,000,000 payment made in April 2000 in connection with the construction of the 25 MW machine. This advance is being amortized throughout the life of the project against billings from ECD.

      Advance Royalty to ECD, Notes Payable to ECD and Royalty Expense - The Company entered into a License Agreement (the "Agreement") with ECD to use present and future ECD technology and ECD patents in the field of photovoltaics. In consideration of the license, the Company was required to pay ECD lump-sum royalty payments totaling $24,000,000, of which $12,000,000 was paid in 2000. The balance of $12,000,000, for which the Company has issued a note payable to ECD, becomes due on January 1, 2004. The discounted value of the note payable was $10,583,447 and $9,938,897 at December 31, 2001 and 2000, respectively. As of December 1, 2001 and 2000, the unamortized advance royalties to ECD were $20,027,778 and $20,958,333, respectively. The lump-sum royalty payment is being expensed at the rate of 3% of the Company's net sales of licensed products, subject to the minimum royalty amounts of $750,000 in year 1, $1,000,000 in year 2, $1,250,000 in year 3, $1,500,000 in year 4, $1,750,000 in year 5, and the balance at the rate of $2,000,000 per year thereafter. The term of the royalty agreement began April 11, 2000. Refer also to Note A - Royalty Expense.

      Accounts Payable and Notes Payable - United Solar - Accounts payable at December 31, 2000 represents amounts payable for inventory transferred in connection with the formation of the Company. This amount was refinanced under a line of credit agreement in June 2001 at a rate of 6.41%. The amount due under this line of credit, which includes accrued interest, is payable to United Solar no later than five business days after written demand therefor is given by United Solar to the Company, provided, that under no circumstances shall the Company be required to pay all or any portion of the principal of any loan prior to June 30, 2002. The interest expense related to the line of credit was $148,211 for the year ended December 31, 2001.

      Product Sales - Include sales to ECD of $44,806 for the year ended December 31, 2001.

      Inventory and Cost of Good Sold - For the year ended December 31, 2001, the Company purchased raw materials from United Solar in the amount of $5,551,575.

                          BEKAERT ECD SOLAR SYSTEMS LLC

                   Notes to Consolidated Financial Statements


      Services From United Solar - The Company was charged $699,832 for services provided by United Solar employees for the year ended December 31, 2001. Such costs are included in operating, general and administrative expenses.

Note F - Product Sales and Contract Revenues by Country
-------------------------------------------------------

      The following table presents total product sales and contract revenues, by country, for the year ended December 31, 2001, based on the location of the customer:

      North America                                $  9,124,351
      Europe                                          3,328,091
      Australia                                         887,855
      Canada                                            481,019
      Thailand                                          430,244
      Kenya                                             241,170
      Haiti                                             109,280
      Japan                                              66,305
      New Zealand                                        60,746
      Egypt                                              34,440
      Other                                              82,838
                                                   ------------
                                                   $ 14,846,339

Note G - Taxes
--------------

      The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Bekaert ECD is a LLC, taxed as a partnership, and accordingly the members of the LLC are allocated income from the partnership and carry the burden of the tax obligation. Due to the Company's operating loss in the current year, such obligation was not significant as of and for the year ended December 31, 2001.